Exhibit 3.37

CERTIFICATE OF INCORPORATION OF YRC MORTGAGES, INC.

1.	The name of the corporation is YRC Mortgages, Inc. (the “Corporation”).

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares designated as common stock, and the par value of each of such shares is $1.00.

5.	The name and mailing address of the incorporator is:

Name	Address

Brenda Landry	Yellow Roadway Corporation
10990 Roe Avenue
Overland Park, KS 66211

6.	The business and affairs of the Corporation shall be managed by the Board of Directors.

7.	The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

8.	Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

9.

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize further elimination or

YRC Mortgages, Inc. Certificate of Incorporation August 2004	1

limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

(b) The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law

10.	The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

11.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, as the same may be amended from time to time, and all rights conferred upon stockholders, directors and officers, if any, are subject to this reservation.

12.	The Corporation is to have perpetual existence.

THE UNDERSIGNED, being the incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true. Accordingly I have hereunto set my hand this 25th day of August 2004.

/s/ Brenda Landry
Brenda Landry
Sole Incorporator

YRC Mortgages, Inc. Certificate of Incorporation August 2004	2

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 266 OF THE

DELAWARE GENERAL CORPORATION LAW

AND SECTION 18-214 OF THE

LIMITED LIABILITY COMPANY ACT

YRC Mortgages, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the corporation is immediately prior to filing this Certificate of Conversion is:

YRC MORTGAGES. INC

2.	The jurisdiction of the Corporation immediately prior to filing this Certificate of Conversion is:

Delaware

3.	The date on which the original Certificate of Incorporation was filed is:

August 25, 2004

4.	The jurisdiction where the Corporation was first created is:

Delaware

5.	The original name of the limited liability company as set forth in the Certificate of Formation is:

YRC Mortgages, LLC

6.	The conversion has been approved in accordance with the provisions of Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act,

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer, also being an authorized person, this 22nd day of November, 2004.

YRC MORTGAGES, INC.

By:	/s/ Brenda Landry
Name:	Brenda Landry
Title:	Vice President and Assistant Secretary As authorized person

CERTIFICATE OF FORMATION

OF

YRC MORTGAGES, LLC

This Certificate of Formation of YRC Mortgages, LLC (the “LLC”), dated November 22, 2004, is being duly executed and filed by Brenda Landry, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

ARTICLE 1. The name of the limited liability company formed hereby is:

YRC MORTGAGES, LLC

ARTICLE 2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Brenda Landry
Brenda Landry